Exhibit 23.4

CONSENT OF FREEDONIA CUSTOM RESEARCH, INC.

Freedonia Custom Research, Inc. (“Freedonia”) hereby consents to the references to Freedonia’s name in Caesarstone Sdot-Yam Ltd. (the “Company”), Registration Statement on Form F-3 (as amended or supplemented) and related prospectus to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and to the incorporation by reference into the Registration Statement and related prospectus of Freedonia’s research data and information from Freedonia’s report, dated March 13, 2013, prepared on behalf of the Company, referenced in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013. Freedonia also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

FREEDONIA CUSTOM RESEARCH, INC. By: /s/ Andrew W. Fauver Andrew W. Fauver President

May 21, 2014